Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALYXT, INC.

Calyxt, Inc. (the “Corporation”) is a corporation organized and existing under the laws of the State of Delaware. The original certificate of incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on January 8, 2010 under the name Cellectis Plant Sciences, Inc. Certificates of Amendment were filed on December 19, 2014, May 4, 2015 and June 14, 2017, and a Certificate of Amendment was attached as Exhibit A to a Certificate of Validation on April 11, 2017. This amended and restated certificate of incorporation, which restates, integrates and further amends the provisions of the Certificate of Incorporation (as the same was amended from time to time) in its entirety, was duly adopted by the board of directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

The certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

NAME

The name of the corporation is Calyxt, Inc.

ARTICLE 2

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4

CAPITAL STOCK

Section 1.    The total number of shares of stock which the Corporation shall have authority to issue is 325,000,000, consisting of 275,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 2.    The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more series of Preferred Stock and, by filing a certificate pursuant to Delaware Law (a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such series of Preferred Stock and the number of shares constituting each such series, and to increase or decrease the number of shares of any such series to the extent permitted by Delaware Law. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)     the designation of the series, which may be by distinguishing number, letter or title;

(b)    the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c)    the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d)    dates on which dividends, if any, shall be payable in respect of shares of the series;

(e)    the redemption rights and price or prices, if any, for shares of the series;

(f)    the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g)    whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(h)    the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation;

(i)    restrictions on the issuance of shares of the same series or of any other class or series;

(j)    the voting powers, full or limited, or no voting powers, of the holders of shares of the series; and

(k)    the manner in which any facts ascertainable outside of this Restated Certificate or the resolution or resolutions providing for the issuance of such series shall operate upon the voting powers, designations, preferences, rights, and qualifications, limitations, or restrictions of such series.

Section 3.    The shares of Common Stock shall be subject to the express terms of the shares of Preferred Stock and any series thereof. Except as may otherwise be provided in this certificate of incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

Section 4.    Except as may otherwise be provided by law, in this certificate of incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Preferred Stock and any series thereof shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

Section 5.    The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE 5

BOARD OF DIRECTORS

Section 1.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2.    Subject to the terms of any series of Preferred Stock entitled to separately elect directors, the Board of Directors shall consist of not less than five nor more than 11 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

Section 3.    (a) Until the Effective Date, all of the directors will be elected annually at the annual meeting of stockholders.

(b)    From and after the Effective Date, except as otherwise provided in the terms of any series of Preferred Stock entitled to separately elect directors, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting following the Effective Date, directors initially designated as Class II directors shall serve for a term ending on the second annual meeting following the Effective Date, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting following the Effective Date. Immediately following the Effective Date, the Board of Directors is authorized to designate the members of the Board of Directors then in office as Class I directors, Class II directors or Class III directors. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(c)    Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal and for a term that shall coincide with the term of the class to which such director shall have been elected.

(d)    There shall be no cumulative voting in the election of directors.

Section 4.    Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Section 5.    (a) Until the Effective Date, any director or the entire Board of Directors may be removed from office, with or without cause, by the affirmative vote of the holders of not less than a majority of the shares then entitled to vote generally in the election of directors, voting together as a single class.

(b)    From and after the Effective Date, no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the shares then entitled to vote generally in the election of directors, voting together as a single class.

(c)    Notwithstanding the foregoing, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this Article 5 unless otherwise provided therein.

ARTICLE 6

STOCKHOLDERS

Section 1.    (a) Until the Effective Date, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken (i) by a vote of stockholders at a meeting of stockholders duly noticed and called in accordance with Delaware Law or (ii) without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b)    From and after the Effective Date, any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon a vote of stockholders at an annual or special meeting of stockholders duly noticed and called in accordance with the Corporation’s bylaws and Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2.    Special meetings of stockholders may be called only by the affirmative vote of a majority of the entire Board of Directors; provided that, until the Effective Date, special meetings of stockholders shall be called by the Secretary of the Corporation at the request of the holders of a majority of the then outstanding shares of Common Stock.

ARTICLE 7

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Section 1.    A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

Section 2.    (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or principal officer (as defined in the Corporation’s bylaws) of the Corporation shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law; provided that the Corporation shall not be obligated to indemnify (or advance) expenses to such a director or principal officer with respect to a proceeding (or part thereof) initiated by such director or principal officer (other than a proceeding to enforce the rights granted under this Article 7) unless the Board of Directors approved the initiation of such proceeding (or part thereof). The right to indemnification conferred in this Article 7 shall also include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 7 shall be a contract right.

(b)    The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such other officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Section 3.    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

Section 4.    The rights and authority conferred in this Article 7 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Section 5.    Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of this certificate of incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 8

CORPORATE OPPORTUNITIES

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and any future subsidiaries, renounces any interest or expectancy of the Corporation and any future subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Parent or any of its officers, directors, agents, shareholders, members, partners, subsidiaries (other than the Corporation and any future subsidiaries) and affiliates (including, without limitation, their respective officers, directors, agents, shareholders, members, partners, subsidiaries and affiliates) (each, a “Specified Party”), even if the opportunity is one that the Corporation or any future subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any future subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any future subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is offered a business opportunity in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation; provided, however, that all of the protections of this Article 8 shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person. In addition, to the fullest extent permitted by applicable law, none of the Parent or any of its affiliates or any director who is not employed by the Corporation or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or any future subsidiaries now engage or propose to engage or (ii) otherwise compete with the Corporation or any future subsidiaries. To the fullest extent permitted by applicable law, no business opportunity will be deemed to be a potential corporate opportunity for the Corporation unless the Corporation would be permitted to undertake the opportunity under this certificate of incorporation, the Corporation has sufficient financial resources to undertake the opportunity and the opportunity is in line with the business of the Corporation.

Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this certificate of incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article 8 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 8 (including, without limitation, each portion of any paragraph of this Article 8 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article 8 (including, without limitation, each such portion of any paragraph of this Article 8 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article 8 shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this certificate of incorporation or applicable law.

Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 8.

ARTICLE 9

EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or of this certificate of incorporation or the bylaws, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article 9.

ARTICLE 10

MISCELLANEOUS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and of its directors and stockholders:

(a)    The directors shall have the concurrent power with the stockholders to adopt, amend or repeal the bylaws of the Corporation.

(b)    Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

(c)    The Corporation elects not to be governed by Section 203 of the Delaware Law, and the restrictions contained in Section 203 shall not apply to the Corporation, until the Effective Date. From and after the Effective Date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

For so long as that certain Stockholders Agreement, dated as of July 25, 2017, between the Corporation and the Parent (as amended from time to time, the “Stockholders

Agreement”), is in effect, the provisions of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement.

As used herein, the following terms shall have the following meanings:

“Effective Date” shall mean the first date on which the Parent and its affiliates no longer beneficially own more than 50% of the outstanding shares of Common Stock of the Corporation.

“Initial Public Offering Date” means July 19, 2017.

“Parent” means Cellectis S.A.

ARTICLE 11

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right from time to time to amend this certificate of incorporation in any manner permitted by Delaware Law, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, from and after the Effective Date, the provisions set forth in Articles 5, 6, 7, 8, 9 and 10 and this Article 11 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 5, 6, 7, 8, 9 and 10 and this Article 11, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 25th day of July, 2017.

CALYXT, INC.

By:	/s/ Federico A. Tripodi
Name: Federico A. Tripodi
Title: Chief Executive Officer